Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is intended to amend that certain Employment Agreement by and between Dr. Ramesh Balakrishnan (the “Executive”) and UpHealth, Inc. (the “Company”), dated October 23, 2021 (the “Agreement”). The Executive and the Company are collectively referred to herein as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment is effective as of July 19, 2022.

WHEREAS, the Executive has agreed, subject to the terms and conditions of this Amendment, to resign as Chief Executive Officer and transition to a new role as President and Chief Strategy Officer.

NOW, THEREFORE, in consideration of mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Section 1.1 of the Employment Agreement shall be amended to provide that, as of July 11, 2022, Executive will have the title of President and Chief Strategy Officer, reporting to the Company’s Chief Executive Officer. Section 1.2 of the Employment Agreement shall be stricken in its entirety and the following shall be inserted in lieu thereof: “The Executive shall have the authority and responsibilities identified in Appendix A. The Executive shall report to the Chief Executive Officer.” Appendix A shall be stricken and Appendix A, as attached hereto, shall be substituted in lieu thereof.

2.

Section 4.2.1 of the Employment Agreement shall be amended to add the following at the end of such section: “Notwithstanding the foregoing, at any time prior to December 31, 2022, by delivery of written notice to the Company, the Executive also may terminate his employment for any or no reason and without regard to the criteria or process specified in Section 4.5.2. For the avoidance of doubt, in the event of such termination, Executive shall be entitled to receive the Accrued Amounts and shall be eligible to receive all compensation, equity, and benefits specified in this Agreement for a termination for Good Reason, subject to Executive furnishing to the Company an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Executive continuing to comply with his obligations pursuant to the Proprietary Information and Inventions Agreement.”

3.

All other terms and conditions of the Employment Agreement, including without limitation the provisions related to Base Salary, Bonus, and Equity Awards and all exhibits thereto, shall continue in full force and effect.

4.	This Amendment may be executed and delivered electronically in separate counterparts that, together, constitute one instrument.

All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In the event of any dispute, this Amendment is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Amendment. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective on the date and year first above written.

UPHEALTH, INC.

Dated: July 31, 2022	By:	/s/ Avi Katz
	Name:	Dr. Avi Katz
	Title:	Chairman of the Board of Directors

Dated: July 31, 2022	By:	/s/ Ramesh Balakrishnan
	Name:	Dr. Ramesh Balakrishnan
	Title:	President and Chief Strategy Officer